Exhibit 99.5

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Auditor General of Nova Scotia

CONSENT OF THE AUDITOR GENERAL

I have read the attached Form 18-K/A (Amendment No. 1 to Annual Report) of the Province of Nova Scotia (the Province) for the fiscal year ended March 31, 2015, dated October 13, 2016, which is incorporated by reference into the Province’s previously filed Registration Statement File No. 333-89492. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the use of my auditor’s report dated July 27, 2016 to the Members of the Legislative Assembly of Nova Scotia for the Province of Nova Scotia on the consolidated financial statements of the Province comprising the consolidated statement of financial position as at March 31, 2016 and the consolidated statements of operations and accumulated deficits, changes in net debt, and cash flow for the year then ended, to be filed with securities regulatory authorities. The Amendment No. 1 to Annual Report of the Province of Nova Scotia has been signed by the Director of Liability Management & Treasury Services Division of Finance and Treasury Board on October 13, 2016.

This consent is provided for use solely in connection with the above filing of these consolidated financial statements pursuant to the continuous disclosure provisions of securities legislation pursuant to the requirements of the Securities Exchange Act of 1934; accordingly, I do not consent to the use of my auditor’s report for any other purpose.

/s/ Michael A. Pickup
Michael A. Pickup, CPA, CA
Auditor General of Nova Scotia

October 13, 2016
Halifax, Nova Scotia

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca